PURCHASE AGREEMENT


          THIS PURCHASE AGREEMENT (this "Agreement"), dated April 20, 2000, is by and between Security Capital Preferred Growth Incorporated, a Maryland corporation (the "Purchaser"), Prometheus AAPT Holdings, L.L.C., a Delaware limited liability company (the "Seller"), and LF Strategic Realty Investors L.P., a Delaware limited partnership ("Investors").

          WHEREAS, the Seller desires to sell to the Purchaser 750,000 shares of 7.25% Series A Cumulative Convertible Preferred Shares (the "Series A Preferred Shares") in Brandywine Realty Trust, a Maryland real estate investment trust (the "Company), and the Purchaser desires to purchase such Series A Preferred Shares on the terms and subject to the conditions described herein.

          WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") on Form S-3 (No. 333-69653) and a related prospectus for the registration of the Series A Preferred Shares, and the common shares of beneficial interest to be issued upon conversion of the Series A Preferred Shares, under the Securities Act of 1933, as amended (the "Securities Act").

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

1. Purchase and Sale of Series A Preferred Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, free and clear from any liens, encumbrances or defects of title (collectively, "Liens"), but subject to the ownership and transferability restrictions set forth in Article 6 of the Company's Declaration of Trust, and Purchaser shall accept, acquire and take assignment and delivery of all of the Series A Preferred Shares. Subject to the terms and conditions set forth in this Agreement, at Closing, Investors shall cause Seller to comply with its obligations under this Section 1.

2.        Closing; Payment of Purchase Price.

     a. Time; Purchase Price. Subject to the terms and conditions set forth herein, the closing (the "Closing") of the transactions described herein shall occur on the third business day following the date hereof, or such later time not later than ten business days after such date as shall be agreed upon by the Seller and the Purchaser. At the Closing, the Purchaser shall pay the Seller cash in the amount of (i) $25,000,000 (Twenty-Five Million Dollars) plus

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          (ii) the amount of the accrued but unpaid dividends through the date of the Closing (the "Purchase Price"). The Purchase Price shall be paid to the Seller by means of a wire transfer of immediately available funds to a bank account designated by Seller in writing. The Closing and the deliveries required thereby shall be made at the offices of the Purchaser, 11 South LaSalle Street, Suite 200, Chicago, Illinois, 60603 or at such other place or in such other manner as shall be agreed upon by the Seller and the Purchaser.

     b. Purchaser's Conditions to Closing. The obligation of the Purchaser to proceed with the Closing shall be conditional upon all representations and warranties made by the Seller herein being true and correct in all material respects as of the Closing.

     c. Seller's Conditions to Closing. The obligation of the Seller to proceed with the Closing shall be conditional upon all representations and warranties made by the Purchaser herein being true and correct in all material respects as of the Closing.

     d. Deliveries. Closing shall be completed when each of the following has been delivered, all of which shall be deemed to have taken place simultaneously:

          (i)  Purchaser shall have delivered to Seller the Purchase Price.

          (ii) Seller shall have delivered to Purchaser a stock certificate or certificates evidencing all of the Series A Preferred Shares, which certificate(s) shall be duly endorsed in blank or accompanied by duly executed stock powers.

3. Representations and Warranties regarding the Seller. Each of Investors and the Seller hereby represents and warrants to the Purchaser:

     a. Due Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power to own its properties and to conduct its business as now conducted. The sole member of the Seller is Investors, a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power to own its properties and to conduct its business as now conducted.

     b. Authorization. The Seller has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and

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          binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     c.   Series A Preferred Shares.

               (i) The Series A Preferred Shares have been fully paid and are nonassessable. The Seller is the beneficial and legal owner of record of all of the Series A Preferred Shares and holds the Series A Preferred Shares free and clear of any and all Liens, except for the Lien granted to Merrill Lynch International which shall be released effective as of the Closing, and except that such shares are subject to the ownership and transferability restrictions set forth in
               Article 6 of the Company's Declaration of Trust. The Seller has no other agreements, arrangements or understandings, whether by means of a right of first refusal or first purchase or otherwise, with respect to a sale or other disposition of the Series A Preferred Shares, and there are no shareholder agreements, voting trusts or other agreements or understandings to which the Seller is a party or by which it is bound relating to the Series A Preferred Shares.

               (ii) Seller is selling the Series A Preferred Shares pursuant to the prospectus dated March 9, 1999 which is included in the Registration Statement (the "Prospectus"), which Registration Statement has been declared effective by the Commission. To Seller's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Seller, threatened by the Commission.

     d. Consents. Except for the Lien granted to Merrill Lynch International which shall be released effective as of the Closing, no consent, authorization or approval of, filing or registration with, waiver of any right of first refusal or first offer from, or cooperation from, any governmental authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

     e. No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate any law applicable to Seller; (ii) violate or conflict with, result in a

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          breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets of the Seller pursuant to any contract to which the Seller is a party or by which the Seller or any of its assets are bound; or (iii) violate or conflict with any provision of any of the certificate of formation, operating agreement or similar organizational instruments of the Seller.

     f. No Default or Violations. Seller has no knowledge of any payment or other default by the Company under the Series A Preferred Shares or of any current or past violation by the Company of the Articles Supplementary of the Company classifying and designating the Series A Preferred Shares.

     g. Litigation. To the knowledge of Seller, there are no actions, suits, mediation, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting the Seller or any of its affiliates concerning the Series A Preferred Shares or which might reasonably be expected to impede the consummation of the transaction contemplated hereby, and Seller is not aware of any facts or circumstances which may give rise to any of the foregoing.

     h. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from any party in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Seller as follows:

     a. Due Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with all requisite power to own its properties and to conduct its business as now conducted.

     b. Authorization. The Purchaser has the requisite power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and binding agreement, enforceable against the Purchaser in accordance with its terms except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.


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     c.   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from any party in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     d. Prospectus Delivery. The Purchaser has received a copy of the Prospectus.

5.        Termination.  This Agreement shall be terminable:

          (a)  by the parties upon mutual written agreement; and

          (b) by either party, if the other party materially breaches any covenant, representation or warranty contained herein, upon written notice to the other party.

Upon termination of this Agreement, all obligations of each party hereunder shall terminate except those obligations pursuant to Section 6 and Section
10. Neither party shall have any liability to the other party upon a termination of this Agreement, unless such termination arises by reason of the material breach of a covenant, representation or warranty by a party hereto.

6. Expenses. Each party hereto shall bear its own expenses with respect to this transaction.

7. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates.

8. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be given by delivery, by telex, facsimile, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

     If to Purchaser:

          Security Capital Preferred Growth Incorporated
          11 South LaSalle Street
          Chicago, Illinois 60603
          Attn:  David E. Rosenbaum
                 David T. Novick
          Facsimile: 312-345-5888




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     With a copy to:

          Mayer, Brown & Platt
          190 S. LaSalle Street
          Chicago, Illinois    60603
          Attn: Philip J. Niehoff
          Facsimile: 312-701-7711

     If to Seller:

          Prometheus AAPT Holdings, L.L.C.
          c/o Lazard Freres Real Estate Investors L.L.C.
          30 Rockefeller Plaza, 50th Floor
          New York, New York 10020
          Attn: Chief Financial Officer
          Facsimile: 212-332-5641

After the Closing, Seller shall promptly forward all notices or other correspondence it receives relating to the Series A Preferred Shares or otherwise relating to the Company to the Purchaser at the above address.

9. Further Assurances. Upon request of the Purchaser, Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other action as the Purchaser reasonably may request in order to consummate the transactions contemplated by this Agreement.

10. Public Disclosure. Except as required by law and communications to partners of Investors and to the shareholders of Purchaser, respectively, neither Seller nor Purchaser may publicly disclose the existence of the transactions contemplated by this Agreement, including a summary of the terms of such transactions unless such party obtains the consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

11. Waiver. No party may waive any of the terms or conditions of this Agreement except by a duly signed writing referring to the specific provision to be waived.

12. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their affiliates with respect to the matters set forth herein.

13. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall


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be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

14. Captions. The Section references herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.




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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first written above.


                                    SECURITY CAPITAL PREFERRED
                                      GROWTH INCORPORATED

                                    By:    /s/ David E. Rosenbaum
                                    Name:   David E. Rosenbaum
                                    Title:   Senior Vice President


                                    PROMETHEUS AAPT HOLDINGS, L.L.C.


                                    By: LF Strategic Realty Investors L.P.
                                    Its: Sole Member
                                    By: Lazard Freres Real
                                        Estate Investors L.L.C.
                                    Its: General Partner

                                    By:   /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title: Principal & Chief Financial Officer


For purposes of Sections 1 and 3 only:

LF STRATEGIC REALTY
   INVESTORS L.P.

By: Lazard Freres Real Estate Investors L.L.C.
Its: General Partner


By:   /s/ John A. Moore
Name:   John A. Moore
Title: Principal & Chief Financial Officer










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